EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Yellow Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-139691, 333-144958, 333-159354, 333-167931, 333-178223,  333-231971, and 333-249800) on Form S-8 of Yellow Corporation of our reports dated February 11, 2021, with respect to the consolidated balance sheets of Yellow Corporation and subsidiaries as of December 31, 2020 and 2019, the related statements of consolidated operations, comprehensive income (loss), shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Yellow Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of ASC 842 - Leases.

/s/ KPMG LLP

Kansas City, Missouri

February 11, 2021